UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 18, 2009

ELECTRONIC ARTS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-17948	94-2838567
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

209 Redwood Shores Parkway, Redwood City, California 94065-1175

(Address of Principal Executive Offices) (Zip Code)

(650) 628-1500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Executive Officer

On June 18, 2009, Electronic Arts Inc. (“EA” or the “Company”) issued a press release in which it announced that John Pleasants, EA’s Chief Operating Officer and President, Global Publishing, will be leaving the Company. Mr. Pleasants’ last day in his role will be June 18, 2009.

Appointment of Executive Officer

EA also announced that it has entered into a letter of employment with John Schappert (the “Offer Letter”) under which EA agreed to appoint Mr. Schappert as Chief Operating Officer with responsibility over EA’s Global Publishing Organization, Online Platform Group, EA Interactive and Central Development Services, among other areas of the Company. Prior to re-joining EA, Mr. Schappert, age 38, served as Corporate Vice President, with responsibility over Microsoft Game Studios and Xbox LIVE in Microsoft Corporation’s Interactive Entertainment Business, where he worked from August 2007 until June 2009. Before joining Microsoft, Mr. Schappert served as Chief Operating Officer of Worldwide Studios at EA and Executive Vice President of EA’s Online Platform and Central Development Services Group. Mr. Schappert held various positions at EA since joining the Company in 1998, when Tiburon Entertainment, a company he founded, was acquired by EA.

A copy of the press release is attached hereto as Exhibit 99.1.

Compensatory Arrangements with Mr. Schappert

A copy of the Offer Letter is attached hereto as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference. The following summary of the Offer Letter does not purport to be complete and is subject to and qualified in its entirety by reference to the attached agreement.

The material terms of the Offer Letter are as follows:

•	Mr. Schappert’s annual base salary will be $600,000 and his discretionary target bonus percentage will be 75% of his annual base salary.

•	EA has agreed to pay Mr. Schappert a one-time bonus of $1,000,000 (minus applicable taxes) in consideration for the bonuses and equity compensation that Mr. Schappert has given up to join EA.

•

EA has agreed to grant Mr. Schappert a stock option to purchase 500,000 shares of the Company’s common stock pursuant to EA’s 2000 Equity Incentive Plan. The stock option will vest as to 24% of the shares twelve months from the first day of the month in which the grant is made, and will then vest in additional 2% increments each month thereafter for the following 38 months.

•	EA has agreed to grant Mr. Schappert 75,000 restricted stock units, which vest as to 25% of the shares on each of the first, second, third and fourth anniversaries of the original grant.

•

EA has agreed to grant Mr. Schappert 125,000 performance-based restricted stock units, which will vest in three equal amounts, with the vesting of each amount contingent upon the Company’s achievement of one of three progressively higher non-GAAP net income targets (as measured on a trailing-four-quarter basis). To the extent that the Company has not achieved one or more of the non-GAAP net income targets by June 30, 2013, the portion of the award that would have vested upon the achievement of the applicable target will be cancelled.

•

EA will assist Mr. Schappert with relocation-related expenses, including up to two house-hunting trips, travel costs, transportation and storage of household goods, transportation of pets and automobiles, temporary housing, home sale and home purchase assistance, one month’s base salary to cover miscellaneous expenses and tax “gross-up” payments related to Mr. Schappert’s relocation-related expenses. As part of the home sale assistance, in order to allow Mr. Schappert to use the equity in his current home to purchase a new home in the Redwood City area, we have agreed to purchase his current home at a price equal to its fair market value to be assessed using independent appraisals. We will then resell the home at our expense. In addition, in the event the fair market value of the home results in a loss on sale, we have agreed to provide a payment to Mr. Schappert for the difference between the original purchase price and the fair market value of the home. In the event Mr. Schappert voluntarily leaves his employment with EA or is terminated for any reason other than a reduction in force that eliminates his job position (a) prior to the one-year anniversary of his date of hire, he has agreed to pay EA an amount equal to all relocation and gross-up expenses incurred by EA through the date of his termination; or (b) on or after the one-year anniversary of his date of hire and prior to the second anniversary of his date of hire, he has agreed to pay EA an amount equal to a pro-rata portion (24 minus number of full months of employment / 24 months) of all relocation and gross-up expenses incurred by EA through his date of termination.

In accordance with EA’s standard equity grant policies, Mr. Schappert’s stock option and restricted stock units are scheduled to be granted on July 16, 2009.

Mr. Schappert will participate in the compensation and benefit programs generally available to EA’s executive officers.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Offer Letter dated June 15, 2009

99.1	Press Release dated June 18, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRONIC ARTS INC.

Dated: June 18, 2009	By:	/s/ Stephen G. Bené
Stephen G. Bené
Senior Vice President,
General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Offer Letter dated June 15, 2009

99.1	Press Release dated June 18, 2009